SUBSIDIARIES OF THE REGISTRANT

Sound Federal Savings and Loan Association, wholly-owned by the Registrant and incorporated under federal law

Sound REIT, Inc.,
wholly-owned by Sound Federal Savings and Loan Association and incorporated in New York State

Mamaroneck Advisors,
wholly-owned by Sound Federal Savings and Loan Association and incorporated in New York State

First Federal REIT, Inc.,
wholly-owned by Sound Federal Savings and Loan Association and incorporated in New York State